Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

FaZe Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	15,018,250	$0.35	$5,256,387.50	0.00011020	$579.25
		Total Offering Amounts						$579.25
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$579.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the implied average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on August 9, 2023.